Exhibit 10.48

Description of ITT Educational Services, Inc.’s 2007 Executive Bonus Parameters, Payment of 2006 Bonus Compensation, 2007 Executive Salaries, 2007 Executive Perquisites and 2007 Director Compensation

2007 Executive Bonus Parameters

On January 22, 2007, the Compensation Committee of our Board of Directors approved the 2007 Executive Bonus Parameters (the “2007 Executive Bonus Parameters”) for participation by our executives (other than Mr. Champagne who is stepping down as our Chief Executive Officer on April 1, 2007). Bonuses payable to participants will be paid in cash and based on a formula that takes into account our ability to achieve specified targets in 2007 in each of four performance categories, each weighted equally:

•	Our earnings per share before equity-based compensation expense and workers' compensation expense in 2007.

•	The percentage increase in total student enrollment at our institutes as of December 31, 2007 compared to the total student enrollment at our institutes as of December 31, 2006.

•	Our Free Cash Flow in 2007. Free Cash Flow is defined as our net cash flows from operating activities, less:

•	capital expenditures, net (excluding facility purchases);

•	any change in restricted cash;

•	any change in special legal and other investigation costs; and

•	any tax deduction on equity compensation.

•

The percentage of Employable Graduates (as defined below) from our institutes' programs of study in the third and fourth calendar quarters of 2006 and first and second calendar quarters of 2007 who either obtain employment by December 31, 2007, or are already employed, in positions that require the direct or indirect use of skills taught in their programs of study. Employable Graduates include all of the graduates from our institutes, except for those graduates who:

•	have been admitted into other programs of study at postsecondary educational institutions that are scheduled to begin within one academic year following their graduation;

•	possessed visas that did not permit them to work in the United States following their graduation;

•	were personally suffering from a health condition that prevented them from working;

•	were actively engaged in U.S. military service; or

•	moved out of the Continental United States with a spouse or parent who was actively engaged in U.S. military service.

We are not disclosing the specific values associated with each target level of each of the four performance categories in the 2007 Executive Bonus Parameters, because those values are based on our primary financial and operating goals for 2007 and are linked to our confidential 2007 operating budget and business plan. As a result, we believe that the disclosure of those values would result in competitive harm to us. Nevertheless, each target level associated with each incremental bonus percentage is progressively higher and, therefore, more of a challenge to achieve. We have publicly disclosed that the range of $3.17 to $3.21 is our internal goal for our 2007 earnings per share. This range is the basis, before adjustment, for the specific target level associated with three performance points in the adjusted earnings per share performance category of the 2007 Executive Bonus Parameters. The Compensation Committee of our Board of Directors may, in its sole discretion, modify the bonus parameters at any time prior to the payment of the annual bonus amounts thereunder.

         The 2007 Executive Bonus Parameters establish for each participant a standard bonus target percentage of annualized base salary as of December 31, 2007, ranging from 30% to 100%, with the percentage depending on the participant's position. The following table sets forth the standard bonus target percentage of annualized base salary as of December 31, 2007 for each of our named executive officers under the 2007 Executive Bonus Parameters:

Named Executive Officer	2007 Standard Bonus Target Percentage of Annualized Base Salary
Rene R. Champagne (1)	0% (1)
Kevin M. Modany	70%/100% (2)
Daniel M. Fitzpatrick	60%
Clark D. Elwood	55%
Eugene W. Feichtner	55%

________

(1)

On January 23, 2007, Mr. Champagne announced that he will be stepping down as our Chief Executive Officer effective April 1, 2007. On and after April 1, 2007, Mr. Champagne will remain an employee of ours and the Chairman of our Board of Directors through January 31, 2008.

(2)

On January 23, 2007, Mr. Modany was promoted to our Chief Executive Officer and President effective April 1, 2007. Mr. Modany will participate in the 2007 Executive Bonus Parameters at a standard bonus target percentage of (a) 70% during the portion of 2007 that he serves as our President and Chief Operating Officer and (b) 100% during the portion of 2007 that he serves as our Chief Executive Officer and President. Any payment of a 2007 annual bonus award to Mr. Modany will be based on the applicable standard bonus target percentage of Mr. Modany's annualized base salary (a) as of March 31, 2007 as our President and Chief Operating Officer for the portion of 2007 that he serves in those positions and (b) as of December 31, 2007 as our Chief Executive Officer and President for the portion of 2007 that he serves in those positions.

The maximum bonus percentage under the 2007 Executive Bonus Parameters ranges from 25% to 200% of the standard bonus target percentage of annualized base salary as of December 31, 2007 and is based on the weighted average performance points associated with the actual results achieved with respect to each performance category. To determine the weighted average performance points, the sum of the performance points associated with the actual performance in the four performance categories will be divided by four. The following table sets forth the maximum bonus percentage associated with each range of weighted average performance points under the 2007 Executive Bonus Parameters:

Weighted Average Performance Points	Maximum Bonus Percentage
4.76 – 5.00	200.0%
4.51 – 4.75	187.5%
4.26 – 4.50	175.0%
4.01 – 4.25	162.5%
3.76 – 4.00	150.0%
3.51 – 3.75	137.5%
3.26 – 3.50	125.0%
3.01 – 3.25	112.5%
2.76 – 3.00	100.0%
2.51 – 2.75	87.5%
2.26 – 2.50	75.0%
2.01 – 2.25	62.5%
1.76 – 2.00	50.0%
1.51 – 1.75	41.7%
1.26 – 1.50	33.3%
1.00 – 1.25	25.0%

The annual bonus parameters are typically based on our primary financial and operating goals for the ensuing year. A participant’s bonus may be more or less than the participant’s potential award as calculated under the formula. A participant's actual bonus is based on a discretionary assessment of the participant’s individual performance and contribution toward achieving the specified targets in the four performance categories that is made by the Compensation Committee of our Board of Directors upon the recommendation of our Chief Executive Officer, except for our Chief Executive Officer’s bonus, which is made by the Compensation Committee without a recommendation from our Chief

Executive Officer. The total amount available for the payment of bonuses for 2007 is capped at an amount equal to the cumulative sum of the products of each participant’s bonus percentage multiplied by each participant’s annualized base salary as of December 31, 2007.

Payment of 2006 Bonus Compensation

On January 22, 2007, the Compensation Committee of our Board of Directors approved the payment of a 2006 annual bonus award in cash to each of our named executive officers, as follows:

Named Executive Officer	2006 Annual Bonus Amount
Rene R. Champagne	$1,050,000
Kevin M. Modany	$436,400
Daniel M. Fitzpatrick	$278,500
Clark D. Elwood	$253,800
Eugene W. Feichtner	$189,600

2007 Executive Salaries

On January 22, 2007, the Compensation Committee of our Board of Directors authorized a salary increase for our named executive officers effective April 1, 2007. The following table sets forth the annualized base salary information for each of our named executive officers as of April 1, 2007:

Named Executive Officer	2007 Annualized Base Salary
Rene R. Champagne (1)	$560,000
Kevin M. Modany	$630,000
Daniel M. Fitzpatrick	$263,300
Clark D. Elwood	$260,100
Eugene W. Feichtner	$230,000

________

(1)

On January 23, 2007, Mr. Champagne announced that he will be stepping down as our Chief Executive Officer effective April 1, 2007. On and after April 1, 2007, Mr. Champagne will remain an employee of ours and the Chairman of our Board of Directors through January 31, 2008.

(2)	On January 23, 2007, Mr. Modany was promoted to our Chief Executive Officer and President effective April 1, 2007.

2007 Executive Perquisites

On January 22, 2007, the Compensation Committee of our Board of Directors also approved the following executive perquisites in 2007 for our named executive officers:

•	for Messrs. Champagne and Modany, the use of a company car;

•	for Messrs. Champagne and Modany, an allowance to be used for tax return preparation and financial planning of up to 2% of annualized base salary as of April 1, 2007;

•	for Messrs. Fitzpatrick, Elwood and Feichtner, an allowance to be used for tax return preparation and financial planning of up to 1% of annualized base salary as of April 1, 2007; and

•	for each of our named executive officers:

•	tickets to sporting, theater and other events;

•	enhanced disability benefits; and

•	an annual physical examination.

The aggregate incremental cost to us in 2007 for providing all of the 2007 perquisites described above is not expected to exceed $150,000.

2007 Director Compensation

Beginning in January 2007, the compensation for non-employee Directors on our Board of Directors consists of:

•	an annual retainer of $60,000 payable in one installment on January 1, 2007, at the election of each non-employee Director, in cash or shares of our common stock in increments of 25% each;

•	no separate meeting fees;

•	a grant under the 2006 ITT Educational Services, Inc. Equity Compensation Plan of restricted stock units (“RSUs”) with a time-based period of restriction that:

•

has a value of $100,000, plus the value associated with any fractional RSU necessary to cause the grant to be for a whole number of RSUs, pursuant to which the value is determined based on the closing market price of a share of our common stock on the effective date of the grant;

•	is effective on the tenth business day following our 2007 Annual Meeting of Shareholders;

•	has a time-based period of restriction of three years; and

•	is settled on the first business day following the last day of the period of restriction by the delivery of one share of our common stock for each RSU in the grant.

We also reimburse Directors for reasonable, out-of-pocket travel expense related to attending our Board of Directors and its committee meetings and other business of the Board.